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                                                                   EXHIBIT 23.2


                         Independent Auditors Consent


We consent to the incorporation by reference in Registration Statement Nos. 333-13281 and 333-87193 of Cox Radio, Inc. on Form S-8 of our report dated March 31, 2000 (relating to the combined statements of revenues and direct operating expenses of WEDR-FM Miami, Florida; WFOX-FM Atlanta, Georgia; WAPE-FM-Jacksonville, Florida: WMXQ-FM Jacksonville, Florida; WOKV-AM Jacksonville, Florida; WBWL-AM Jacksonville, Florida; WPLR-FM New Haven, Connecticut; WKHL-FM Stamford-Norwalk, Connecticut, WSTC-AM Stamford-Norwalk, Connecticut; WEFX-FM Stamford-Norwalk, Connecticut; and WNLK-AM Stamford-Norwalk, Connecticut (while under ownership of Capstar Broadcasting Corporation) appearing in the Current Report on Form 8-K of Cox Radio, Inc. dated August 30, 1999.



/s/ Deloitte & Touche LLP
Atlanta, Georgia
April 18, 2000